Huntco Inc. has agreed to reimburse Mr. Robert J. Marischen, the
Company's Vice Chairman & President, for federal and state income taxes payable by Mr. Marischen on the first $400,000.00 of taxable income recognized by Mr. Marischen upon the exercise of any of the 110,000 fully vested non-qualified stock options granted to Mr. Marischen on February 15, 1999, pursuant to the Amended and Restated Huntco Inc. 1993 Incentive Stock Plan.